Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2007	2006
Earnings available to cover fixed charges:
Income from continuing operations	17,785	14,723
Interest expense	20,480	20,372
Minority interest convertible into Common Stock	464	491

Earnings available to cover net fixed charges	38,729	35,586

Fixed charges:
Interest expense	20,480	20,372
Interest capitalized	6,054	3,784

Fixed charges	26,534	24,156
Preferred stock dividends	4,232	4,468

Fixed charges and preferred stock dividends	30,766	28,624

Earnings available to cover fixed charges	38,729	35,586
Divided by fixed charges	26,534	24,156

Ratio of earnings to fixed charges	1.5x	1.5x

Earnings available to cover fixed charges	38,729	35,586
Divided by fixed charges and preferred stock dividends	30,766	28,624

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3x	1.2 x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2007	2006
Earnings available to cover fixed charges:
Income from continuing operations	51,282	57,049
Interest expense	61,069	60,842
Minority interest convertible into Common Stock	1,403	1,485

Earnings available to cover net fixed charges	113,754	119,376

Fixed charges:
Interest expense	61,069	60,842
Interest capitalized	18,190	11,560

Fixed charges	79,259	72,402
Preferred stock dividends	13,169	13,404

Fixed charges and preferred stock dividends	92,428	85,806

Earnings available to cover fixed charges	113,754	119,376
Divided by fixed charges	79,259	72,402

Ratio of earnings to fixed charges	1.4x	1.6x

Earnings available to cover fixed charges	113,754	119,376
Divided by fixed charges and preferred stock dividends	92,428	85,806

Ratio of earnings to combined fixed charges and preferred stock dividends	1.2x	1.4x